                                                FILED PURSUANT TO RULE 424(b)(3)
                                                FILE NOS. 333-33225-01,
                                                333-33225-02, 333-33225-04,
                                                333-33225-05, 333-33225-06,
                                                333-33225-07, 333-33225-08,
                                                333-33225-09, 333-33225-10

PROSPECTUS SUPPLEMENT NO. 8
TO PROSPECTUS DATED MAY 4, 1999                                [AMERISERVE LOGO]

AMERISERVE FOOD DISTRIBUTION, INC.
8 7/8% NEW SENIOR NOTES DUE 2006
10 1/8% NEW SENIOR SUBORDINATED NOTES DUE 2007
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     This eighth Prospectus Supplement supplements the information contained in, and should be read in conjunction with, the Prospectus dated May 4, 1999 and the Prospectus Supplements filed on May 17, 1999, August 10, 1999, September 16, 1999, September 24, 1999, October 1, 1999. November 2, 1999 and November 9, 1999.

     This Prospectus Supplement and the Prospectus are to be used by Donaldson, Lufkin & Jenrette Securities Corporation, in connection with the offers and sales in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Notes are not listed on any securities exchange or admitted to trading in the National Association of Securities Dealers Automated Quotation System and the Company does not intend to make any such listing or seek such admission to trading. DLJ currently makes a market in the Notes; however, they are not obligated to continue to do so and any market-making may be discontinued at any time. The Company receives no portion of the proceeds of sales of the Notes and has paid certain expenses incident to the registration of the Notes.

                          DONALDSON, LUFKIN & JENRETTE

      SECURITIES CORPORATION

                           -------------------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 23, 1999.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    --------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




       Date of Report (Date of Earliest Event Reported): November 23, 1999

                       AMERISERVE FOOD DISTRIBUTION, INC.
             (Exact Name of Registrant as Specified in its Charter)



             DELAWARE                                                          75-2296149
 (State or other jurisdiction of       (Commission File Number)       (IRS Employer Identification
          incorporation)                                                         Number)


                              15305 DALLAS PARKWAY
                                ADDISON, TX 75001
               (Address of principal executive offices) (zip code)

                                 (972) 364-2000
              (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS

                  As previously disclosed in AmeriServe's Quarterly Report on Form 10-Q for the period ended September 25, 1999, AmeriServe expects to increase its bank-funded revolving credit line by $100 million. AmeriServe has now received a formal commitment providing for an increase of $100 million in the amount available under its revolving credit line. The increase is subject to AmeriServe and the lenders entering into formal documentation and customary closing conditions, and certain approvals of AmeriServe's existing bank lenders, and is expected to close within the timeframe previously reported. Following the increase in the revolving credit line, total availability under the line will be $225 million.

                  Separately, several of AmeriServe's larger customers have taken or committed to take actions to enhance AmeriServe's liquidity.

                  AmeriServe is also on schedule to complete other transactions and activities providing current and expected sources of liquidity as outlined in the Form 10-Q Report.

                  This report contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933 concerning, among other things, AmeriServe's financial results, future plans, objectives, expected performance and potential efficiencies and improvements, as well as customer, supplier and other relationships. Specifically, statements in this report that are not historical facts, including statements accompanied by words such as "will," "believe," "expect," "anticipate," "estimate," "intend" or "plan" are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. AmeriServe cautions readers that any such forward-looking statements are based on assumptions that it believes are reasonable, but are subject to a wide range of risk, and there is no assurance that actual results may not differ materially from those projected in such forward-looking statements. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. AmeriServe undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence or nonoccurrence of anticipated events. Certain factors that could cause actual results to differ materially from projected results include but are not limited to: the ability to realize anticipated cost efficiencies, the effect of market conditions, the impact of competitive actions and the integration of acquisitions, among other things. Additional information as to these and other relevant matters can be found in AmeriServe's Registration Statement on Form S-4 filed on April 30, 1999, as well as AmeriServe's annual, periodic and other filings with the Securities and Exchange Commission, and this report should be read in conjunction with cautionary statements contained therein.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial statements of businesses acquired.

                  - Not Applicable

(b)      Pro forma financial information.

                  - Not Applicable

(c)      Exhibits.

                  - None

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.


                                             AMERISERVE FOOD
                                             DISTRIBUTION, INC.


                                             By: /s/ KEVIN J. ROGAN
                                                --------------------------------
                                             Name:  Kevin J. Rogan
                                             Title: Senior Vice President,
                                                   General Counsel and Secretary

Date:  November 23, 1999